Exhibit 99.1

Presidio Property Trust

Announces Sale of Waterman Plaza

San Diego, CA – January 29, 2021 – Presidio Property Trust, Inc. (NASDAQ:SQFT), an internally managed, diversified real estate investment trust, announced yesterday’s closing of the sale of Waterman Plaza, a retail center located in San Bernardino, California.

“This sale shows the execution of our strategy of divesting from retail properties, and from commercial properties located in the State of California,” said Jack Heilbron, President and Chief Executive Officer. “As a result of this sale, we will also make a reduction in our debt, another element of our long-term strategy.”

“With last year’s third quarter long-term lease renewal of anchor tenant Goodwill Industries, Waterman Plaza became a more attractive property for acquisition,” remarked Gary Katz, Senior Vice President of Asset Management. “In spite of the many challenges posed by COVID-19, we continue to see investor appetite for well-located commercial real estate with a strong tenant base.”

Presidio was represented by Fouy Ly of Kidder Mathews, and the Buyer was represented by Mehran Foroughi of NAI Capital; both located in Irvine, California.

About Presidio Property Trust

Presidio is an internally managed, diversified REIT. We have interests in approximately 120 model home properties in six states, with the majority located in Texas and Florida, which are leased back to homebuilders on a triple-net basis. Our commercial real estate portfolio consists of approximately 1.1 million square feet comprised of 14 properties: ten office properties, one industrial property and three retail properties. Our commercial portfolio is located in Southern California, Colorado, and North Dakota, and we are currently considering new commercial property acquisitions in a variety of additional markets across the United States. Our commercial property tenant base is diversified, which helps limit our exposure to any single industry in which our tenants operate. This geographical clustering of our real estate portfolio enables us to minimize operating costs and leverage efficiencies by managing a number of properties utilizing minimal overhead and staff. For more information on Presidio, please visit the Company’s website at https://www.PresidioPT.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including Presidio’s plans and strategies as described herein. Readers are cautioned that forward-looking statements (which can be identified by words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters) are subject to numerous risks and conditions, many of which are beyond Presidio’s control, including those set forth in the “Risk Factors” section of Presidio’s registration statement and prospectus filed with the Securities and Exchange Commission (SEC). Copies are available on the SEC’s website, www.sec.gov. The statements in this press release represent Presidio’s views only as of the date they are made and should not be relied upon as representing Presidio’s views as of any subsequent date. Presidio undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Investor Relations Contacts:

Presidio Property Trust, Inc.
Lowell Hartkorn, Investor Relations
LHartkorn@presidiopt.com
Telephone: +1 (866) 781-7721 x244

TraDigital IR

Kevin McGrath

+1-646-418-7002

kevin@tradigitalir.com

MJ Clyburn

+1-917-327-6847

clyburn@tradigitalir.com